Exhibit 10.23

AGREEMENT

This Agreement ("Agreement") is entered into as of the 1st day of July, 2010 by and between Conn Appliances, Inc. (“HOST”), whose address is 3295 College St., Beaumont, Texas, 77701, and The Rental Store, Inc., an Arizona corporation (“TRS”), whose address is 9977 North 90th Street #150, Scottsdale, AZ 85258.

Recitals:

A.           Whereas, HOST owns and operates retail stores engaged in the sale of furniture and other household goods at various locations;

B.           Whereas, TRS is engaged in the business of "lease-purchase" and enters into lease and rental contracts with the general public;

C.           Whereas HOST and TRS desire to enter into a business arrangement with each other in regards to those locations operating within ________________, as more specifically defined on Exhibit “A” attached hereto, each such locations are hereinafter referred to as a “Location”.

Basic Agreements:

Now therefore, in consideration of the mutual promises contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.       Independent Business Enterprise.  TRS shall operate as an independent and separate business entity within each Location, and, except as provided herein, HOST shall not have any responsibility for the operations of TRS at each Location.

2.       Customer Referral.  HOST shall use its commercially reasonable efforts to inform its customers of the rental services provided by TRS at each of the Locations.  Each party acknowledges that its employees cannot make any representations, promises or give any assurances on behalf of the other party.

3.       Purchase of Inventory.  TRS shall purchase all inventory and ancillary products such as warranties or fabric protection for its rental activities originating at the Location from HOST, paying HOST's tagged retail price of the items purchased, subject to various promotions and price match policies agreed to by the parties.  (Retail price is in lieu of rent, utilities, advertising, etc.). TRS shall purchase such inventory and products from HOST by making payment directly to HOST or as directed by HOST such that TRS shall obtain said inventory free and clear of all liens, claims and encumbrances.  TRS will remit said payment via wire transfer not later than 14 days following presentation of billing by HOST for received product to the local representative of TRS. Such billing shall be a summary of outstanding invoices in a form and substance mutually agreed to by the parties, submitted on a weekly basis by HOST.

4.       Delivery//Damaged Product.  TRS shall be deemed to be a normal retail customer, with the same access to delivery services and remedies for defective product.  The fees paid by TRS for delivery services shall be the same as the fees paid by the general public.

5.       Location, Taxes, Utilities, and Maintenance.  HOST shall provide sufficient space for the business operations of TRS within each of the Locations not to exceed 300 square feet and HOST shall bear such construction costs, if any, necessary to provide this space.  Such space must be acceptable by both parties. HOST shall be responsible for all real estate taxes assessed against each Location and all utilities, maintenance, services, and rent, mortgage payments, fees and charges pertaining to the Location.  TRS shall pay for all deposits and charges for telephone service pertaining to the business operations of TRS.

6.       Insurance.  TRS agrees to procure and maintain a policy or policies of commercial general liability insurance at its own cost and expense, insuring TRS from all claims, demands, or actions for injury or death in the amount of not less than $1,000,000.00 as to each individual Location and $3,000,000.00 as to all the Locations and for damage to property in an amount of not less than $500,000 made by or on behalf of any person or persons, firm or corporation arising from, related to, or connected with, the conduct and operation of TRS's business at each Location.  HOST shall be named as an additional insured on such policies.  TRS shall insure its personal property at each location.

7.       No Joint Venture.  TRS and HOST each have separate and independent rights and obligations under this Agreement.  Nothing contained herein shall be construed as creating, forming or constituting any partnership, joint venture, merger or consolidation of TRS and HOST for any purpose whatsoever or in any respect.  All lease-purchase and rental contracts which arise, originate, or are located on said Locations, and all books and records in connection therewith or in any way relating thereto or evidencing the lease-purchase and rental contracts, are solely the property of The Rental Store, Inc.

8.       Term.  This Agreement shall be deemed to be in effect until: (i) such time as one or both parties give written notice of intent to terminate the Agreement, in which instance  such notice of pending termination must be given a minimum of six months prior to the effective termination date; or (ii) this Agreement may be terminated by either party upon (a) notice of the occurrence of a default by the other party in the performance of any of its obligations under this Agreement and (b) failure to cure said default within fifteen business days.

9.       No Solicitation.  Each party understands that it is necessary for the other party to keep its business affairs, including but not limited to, pricing strategies, sales procedures, customer information, techniques and methods of doing business confidential.  HOST covenants and agrees, during the term of this Agreement and for a period of twelve (12) months thereafter to not, either directly or indirectly: (i) solicit, induce or attempt to influence or encourage any employee of TRS to terminate his or her employment with the TRS or to become employed by HOST in any manner and (ii) engage in the establishment, start up, management or operation or participate or invest in or be in control of any “lease purchase business” at a Location.  TRS covenants and agrees, during the term of this Agreement and for a period of twelve (12) months thereafter to not, either directly or indirectly solicit, induce or attempt to influence or encourage any employee of HOST to terminate his or her employment with the HOST or to become employed by TRS.  The parties hereto agree that a violation on a party’s part of any covenant in this paragraph 9 will cause such damage to other party as well as be irreparable and, for that reason, each party further agrees that the other party shall be entitled as a matter of right and upon notice as provided in paragraph 16 hereof, to an injunction from any court of competent  jurisdiction and, restraining any further violation of said covenants by the other party.  Such right to injunctive remedies shall be in addition to and cumulative with any other rights and remedies a party may have pursuant to this Agreement or law.

Additional Agreements

10.       Compliance with Laws.  TRS shall, at all times, comply with all present and future laws, ordinances, orders, rules, regulations, and requirements of all federal, state, and municipal governments which now or hereafter may be applicable to the operation of the TRS business.

11.       Indemnity.  TRS agrees to defend, indemnify, and hold HOST and its partners, and the agents, officers, and employees of HOST, harmless from and against all claims or causes of action for damage or  injury or death to persons or property arising out of or relating to the operation of the business of TRS, including, but not limited to, any claims or causes of action caused by or resulting from the sole or concurrent negligence, but not the gross negligence or willful misconduct of HOST or its partners, or the agents, officers, or employees of HOST or its partners.  This Section shall survive this Agreement.

12.       Rights of Others.  Except as expressly provided herein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or to give to any person or entity, other than the parties hereto, any benefits, rights or remedies under or by reason of any term, provision, condition, undertaking or agreement contained herein; provided, however, that it is expressly understood and agreed that the provisions, terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of and shall be enforceable by the successors or assigns of the parties hereto.

13.       Modifications.  No promise, representation, warranty or agreement made subsequent to the execution and delivery of this Agreement by either party hereto, and no revocation, partial or otherwise, or change, amendment or addition to, or alteration or modification of, this Agreement shall be valid unless the same shall be in writing signed by all parties hereto.

14.       No Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, their respective successors and assigns provided, however, that neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the prior express written consent of the other, and any purported assignment made in contravention hereof shall be void.

15.       Time of Essence.  Time is expressly made of the essence in this Agreement.

16.       Notices.  All notices required or permitted to be given hereunder shall be in writing and may be given in person or by United States mail, by delivery service or by electronic transmission.  Any notice directed to a party to this Agreement shall become effective upon the earliest of the following: (i) actual receipt by that party; (ii) delivery to the designated address of that party, addressed to that party; or (iii) if given by certified or registered United States mail, the earlier of actual receipt or three (3) business days after deposit with the United States Postal Service, postage prepaid, addressed to that party at its designated address.  The designated address of a party shall be the address of that party shown at the beginning of this Agreement or such other address as that party, from time to time, may specify by notice to the other parties.

17.       Severability.  If a court of competent jurisdiction makes a final determination that any term or provision hereof is invalid, illegal or unenforceable, the invalid, illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, invalid or unenforceable term or provision, and the remaining terms and provisions hereof shall remain unimpaired.

18.       Choice of Law.  This Agreement shall be governed by and construed according to the laws of the State of Arizona, without giving effect to conflict of laws principles.  The parties hereto consent to the jurisdiction and venue of the federal and state courts located within Maricopa County, Arizona.

19.       Headings.  The headings or captions of sections and paragraphs in this Agreement are for reference only, do not define or limit the provisions of such sections or paragraphs, and shall not affect the interpretation of this Agreement.

20.       Exhibits.  All exhibits or schedules when approved and attached to this Agreement are a part of and are incorporated by reference into this Agreement with the same effect as if they were recited at length in the body of this Agreement.  The parties agree that as new HOST locations become the subject of this Agreement, Exhibit A hereto shall be amended by the inclusion of such new location, and such new location shall be deemed a “Location” for purposes of this Agreement.

21.       Recitals.  The Recitals are and form a part of this Agreement.

22.       Counterparts.  This Agreement may be executed in any number of counterparts by the parties hereto and will become effective and binding upon the parties at such time as all persons who are parties hereto have signed a counterpart of this Agreement.  All counterparts so executed shall constitute one agreement binding upon all parties hereto, notwithstanding that all parties have not signed the same counterpart.

23.       Entire Agreement.  This Agreement and the various other documents required hereby embody and constitute the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations, and statements, oral or written, are merged into this Agreement.  The waiver by either party of any breach of any term, covenant or condition contained in this Agreement shall not be deemed to be a waiver of such term, covenant, or condition or any subsequent breach of same or any other term, covenant or condition contained herein.  Neither this Agreement nor any provision hereof may be waived, except by an instrument signed by the party against whom the enforcement of such waiver is sought, and then only to the extent set forth in such instrument.

24.       Negotiations.  The parties hereto hereby acknowledge that this Agreement is the result of continual and ongoing negotiation between the parties.  All parties have arrived at this Agreement through the exercise of equal bargaining power and any ambiguities herein should be construed against neither party, but should be given a fair and reasonable interpretation.

IN WITNESS WHEREOF, HOST and TRS have caused this Agreement to be executed on the day and year first above written.

HOST:

Conn Appliances, Inc.

By           /s/ Timothy L. Frank

Its           Chief Executive Officer

TRS:

THE RENTAL STORE, INC., an Arizona corporation

By           /s/ Steve Gingerich

Its           Chief Financial Officer

EXHIBIT A – Location List

No	Store Name	Type	Market	City	St
16	I45 North	Store	Hou	Houston	TX
18	Gulf Frwy	Store	Hou	Houston	TX
17	Gessner (NEW)	Store	Hou	Houston	TX
62	NW Loop 410	Store	SA	San Antonio	TX
84	Mesquite	Store	DFW	Mesquite	TX
47	Corpus	Store	Valley	Corpus Christi	TX
27	Northline (NEW)	Store	Hou	Houston	TX
70	Gulfgate	Store	Hou	Houston	TX
68	Walzem	Store	SA	San Antonio	TX
26	Uvalde	Store	Hou	Houston	TX
61	SW Military	Store	SA	San Antonio	TX
41	McAllen	Store	Valley	McAllen	TX
9	Airline	Store	LA	Baton Rouge	LA
79	Lufkin	Store	Bmt	Lufkin	TX
64	W Commerce	Store	SA	San Antonio	TX
67	Capital Plaza	Store	Austin	Austin	TX
66	William Cannon	Store	Austin	Austin	TX
88	Hurst	Store	DFW	Hurst	TX
43	Brownsville	Store	Valley	Brownsville	TX
89	Wheatland	Store	DFW	Dallas	TX
23	Witte	Store	Hou	Houston	TX
83	Lewisville	Store	DFW	Dallas	TX
77	Baytown Garth	Store	Hou	Baytown	TX
97	Oak Cliff	Store	DFW	Dallas	TX
81	Royal	Store	DFW	Dallas	TX
25	Willowbrook	Store	Hou	Houston	TX
24	Humble	Store	Hou	Humble	TX
71	290	Store	Hou	Houston	TX
87	Cedar Hill	Store	DFW	Cedar Hill	TX
5	Port Arthur	Store	Bmt	Port Arthur	TX
12	Parkdale	Store	Bmt	Beaumont	TX
2	Gateway	Store	Bmt	Beaumont	TX
8	W Willow	Store	LA	Lafayette	LA
6	Lake Charles	Store	LA	Lake Charles	LA